                                                                    EXHIBIT 23.2

                               CONSENT OF KPMG LLP

The Stockholders and Board of Directors
Diamond Technology Partners Incorporated:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Diamond Technology Partners Incorporated of our reports dated April 19, 1999, relating to the consolidated balance sheets of Diamond Technology Partners Incorporated and subsidiary as of March 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and the related schedule, which reports appear in the March 31, 1999 annual report on Form 10-K of Diamond Technology Partners Incorporated.

 /s/ KPMG LLP


Chicago, Illinois
December 6, 1999